UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):

July 10, 2012

MAXWELL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15477	95-2390133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5271 Viewridge Court, Suite 100

San Diego, California 92123

(Addresses of principal executive offices, including zip code)

(858) 503-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2012, Maxwell Technologies, Inc. (the “Company”) entered into an employment agreement with Van Andrews, its current Senior Vice President of Sales and Marketing. Pursuant to the terms of Mr. Andrews’ employment agreement, (i) Mr. Andrews’ annual base salary shall be $277,200, subject to adjustment from time to time, (ii) if Mr. Andrews meets specific performance targets, he shall be eligible to receive an annual bonus of up to 50% of his then annual base salary, (iii) if Mr. Andrews’ employment is terminated for any reason other than cause, he will be entitled to six months’ salary at the rate in effect at the time of termination and (iv) the Company shall provide to Mr. Andrews certain other benefits.

Mr. Andrews joined Maxwell in February 2010 as Vice President of Sales. In October 2010, Mr. Andrews was promoted to Senior Vice President, Sales and Marketing. He is an experienced technology executive who has worked at several companies with global presences and both direct and indirect distribution channels. Most recently, from 2005 to 2007, he was vice president of North American sales of D-Link Corp, the global leader in networking and data communications solutions headquartered in Asia. Previously, he was president and chief executive officer of U.S. Robotics, a privately held provider of networking products located in Chicago, IL. In addition, he served as general manager of Toshiba America Information Systems’ Computer Systems Division for nearly eight years from 1991 to 1998.

The foregoing summary of Mr. Andrews’ employment agreement does not purport to be complete and is qualified in its entirety by reference to the actual employment agreement attached hereto as Exhibit 10.1. Any information disclosed in the Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

Exhibit 10.1	Employment Agreement between Maxwell Technologies, Inc. and Van Andrews dated July 10, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXWELL TECHNOLOGIES, INC.

/s/ Kevin S. Royal
Kevin S. Royal Chief Financial Officer

Date: July 13, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Maxwell Technologies, Inc. and Van Andrews dated July 10, 2012